UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2016

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2016, the board of directors (the “Board”) of Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), elected Martin Freed as a director of the Company, whose initial term will expire at the Company’s 2017 annual meeting of stockholders. The Board has determined that Mr. Freed is an independent director as that term is defined by the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market, Inc. The Board has not yet determined on which board committees Mr. Freed will serve.

Martin Freed, M.D. has served as an independent consultant to several private pharmaceutical, biotechnology, and healthcare companies, specializing in clinical and general pharmaceutical development and clinical and regulatory strategy since February 2015. Dr. Freed was a co-founder and served as Chief Medical Officer of Civitas Therapeutics, Inc. from December 2010 to October 2014 (acquired by Acorda Therapeutics, Inc., or Acorda) and as senior vice president, clinical development of Acorda from October 2014 through January 2015. From December 2009 through December 2010, Dr. Freed served as acting Chief Medical Officer of Avila Therapeutics Inc. From May 2009 through February 2010, Dr. Freed served as a consultant and acting Chief Medical Officer to Taligen Therapeutics, or Taligen, relating to clinical development, including strategic and operational planning and execution. Prior to consulting for Taligen, Dr. Freed served as Chief Medical Officer of Adnexus Therapeutics Inc. (acquired by Bristol-Myers Squibb) from June 2007 to September 2008, where he provided executive and medical leadership for clinical pharmacology and development strategy, and as Chief Medical Officer of Vitae Pharmaceuticals, Inc., or Vitae, from April 2005 to January 2007, where he led aspects of preclinical and clinical development and defined the strategic direction of the company, representing clinical and regulatory functions and the building of external relations. Before Vitae, he spent nearly 14 years at GlaxoSmithKline and its predecessor, SmithKline Beecham Pharmaceuticals, or SmithKline Beecham, where he served numerous roles including Vice President, clinical development and medical affairs in the metabolism therapeutic area. Dr. Freed served as an independent board director of InteKrin Therapeutics from 2007 through 2010. Dr. Freed has authored over 100 publications or presentations. Dr. Freed has been Board Certified in Internal Medicine, Nephrology and Clinical Pharmacology. He performed his internal medicine residency at Temple University Hospital and nephrology fellowship at Yale-New Haven Hospital. A Fellow of the American College of Physicians, Dr. Freed received his B.S. with Distinction in Biology from the University of Delaware and M.D. from Pennsylvania State University’s College of Medicine.

There are no arrangements or understandings between Mr. Freed and any other persons, pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Freed or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Mr. Freed is entitled to receive compensation and participate in the Company’s director compensation program applicable to all of the Company’s non-employee directors as described in the Company’s definitive proxy statement on Schedule 14A filed by the Company with the SEC on April 29, 2016. In accordance with such program, as of the date of his appointment, Mr. Freed is eligible to receive an annual cash retainer of $35,000 for serving on the Board and to be granted a stock option to purchase 25,000 shares of common stock of the Company. Except as set forth above, there is no other material Company plan, contract or arrangement in which Mr. Freed will participate in connection with his appointment.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the Company’s Annual Meeting of Stockholders on June 14, 2016 (the “Annual Meeting”), the following actions were taken. The proposals below are described in detail in the Company’s definitive proxy statement dated April 29, 2016 for the Annual Meeting.

Proposal 1

The nominees for election as directors, each for a one year term, were elected based upon the following vote:

Nominee	For	Against	Abstain	Broker Non-Votes
Douglas M. Fambrough, III, Ph.D.	16,817,522	17,635	5,920	2,250,743
Brian K. Halak, Ph.D.	16,824,955	13,702	2,420	2,250,743
Stephen J. Hoffman, M.D., Ph.D.	16,819,355	13,702	8,020	2,250,743
Peter Kolchinsky, Ph.D.	16,794,737	45,220	1,120	2,250,743
Dennis H. Langer, M.D., J.D.	16,819,355	13,702	8,020	2,250,743
David M. Madden	16,793,964	45,013	2,100	2,250,743
Bruce Peacock	16,796,805	42,152	2,120	2,250,743

Proposal 2

The proposal to ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
19,076,670	15,150	—	—

Item 7.01	Regulation FD Disclosure.

On June 15, 2016, the Company issued a press release announcing the appointment of Martin Freed to the Board, a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

99.1	Press release titled “Dicerna Appoints Martin Freed, M.D. to Board of Directors” issued by Dicerna Pharmaceuticals, Inc. on June 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2016	DICERNA PHARMACEUTICALS, INC.

	By:	/s/ Douglas M. Fambrough, III, Ph.D.
Douglas M. Fambrough, III, Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release titled “Dicerna Appoints Martin Freed, M.D. to Board of Directors” issued by Dicerna Pharmaceuticals, Inc. on June 15, 2016